EXHIBIT 19.1
ARCUS BIOSCIENCES, INC.
Insider Trading Policy
Purpose.
It is illegal for anyone to trade in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. It is also illegal to share material nonpublic information with others who may trade on the basis of such information. Companies who fail to take reasonable steps to prevent insider trading can be subject to liability. Arcus Biosciences, Inc. and its subsidiaries (collectively, the “Company”) have adopted this Insider Trading Policy (the “Policy”) to prevent insider trading (and allegations of insider trading), to protect the Company’s reputation for integrity and ethical conduct and to facilitate compliance with federal and state securities laws.
Scope.
Persons Covered. We expect every employee and director to abide by this Policy. Furthermore, these restrictions also apply to family members who reside with you, anyone else who lives in your household, and family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for ensuring their compliance with this Policy. It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants.
This Policy continues to apply even after you have left the Company. If you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.
Companies Covered. This Policy applies to the trading of the Company’s securities, as well as the securities of any other company with which we have a business relationship, such as our collaborators, suppliers and other vendors, while in possession of material nonpublic information about such other company obtained in connection with your employment by or service to the Company.
Definition of “Material Nonpublic Information”.
Inside information has two important elements—materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Both positive and negative information can be material. Common examples of material information are:
•results or material data from clinical trials or pre-clinical testing, or other significant development milestones;
•significant communications to or from regulatory agencies, or other significant regulatory developments;
•initiation of a new clinical trial for a product candidate or termination of the development of a product candidate;
•any significant changes in our ability to manufacture or supply products or product candidates;
•product recalls or defects;
•acquisitions, licenses, divestitures or sales of any assets;
•entry into new, significant modifications of, or termination of any major strategic relationship;
•financial performance, such as quarterly and year-end operating results;
•restatements of financial results, material impairments, write-offs, or restructurings;
•offerings of additional securities of the Company or debt offerings;
•changes in the Company’s liquidity, significant default under or acceleration of any financial obligation;
•cybersecurity or data security incidents;
•significant changes in the Company’s senior management; and
•actual or threatened major litigation, or the resolution of such litigation.
It is important to note that materiality may be different for different companies. Information that is not material to the Company may be material to another company.
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace and the investing public has had time to absorb the information fully. For purposes of this Policy, information will be considered public one (1) full trading day following widespread public release of the information, such as through a press release, major newswire service(s) or filing with the U.S. Securities and Exchange Commission (“SEC”).
Prohibited Activities.
No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of material nonpublic information about the other company that you obtained in connection with your employment with or service to the Company.
Trading is meant to broadly encompass all transactions involving the securities of a company, including purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities.
“Purchase” and “sale” are defined broadly under federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.
Limited Exception. Limited exceptions are:
•transactions directly with the Company.
•gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance.
•the exercise of a stock option for cash under the Company’s Equity Incentive Plans. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker (often called a “same-day sale”). Such a transaction entails selling a portion of the underlying stock to cover the costs of exercise and/or withholding taxes.
•the purchase of Company securities made through an employee’s participation in the Company’s Employee Stock Purchase Plan. The trading restrictions do apply, however, to any subsequent sale of such Company securities.
•transactions under an Approved 10b5-1 Plan (as defined below under the section titled “10b5-1 Plan Requirements”).
•transactions that involve merely a change in the form in which you own securities, for example, transfers to certain types of trust. Such transfers may be subject to certain restrictions under the Company’s Equity Incentive Plans.

No Tipping. You may not directly or indirectly pass material nonpublic information on to anyone outside the Company unless in accordance with Company policy regarding confidential information or to anyone within the Company, except as reasonably required to facilitate the Company's business activities. You also may not recommend to others the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from the other person’s trading.
No Minimums or Exception for Hardship. There is no de minimis test. Use of inside information and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. Furthermore, the existence of a personal financial emergency or hardship does not excuse you from compliance with this Policy.
10b5-1 Plan Requirements.
Notwithstanding the restrictions set forth herein, a transaction will be permitted if it is made under a pre-existing written contract, instruction or plan subject to the following requirements (an “Approved 10b5-1 Plan”):
•such contract, instruction or plan specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or formula(s) for determining the foregoing;
•such contract, instruction or plan designates a third party to execute such purchases and sales outside the control or influence of the person adopting the plan;
•such contract, instruction or plan is entered into by the person in good faith, at a time when he or she is not in possession of material nonpublic information and meets the other requirements or conditions for contracts, instructions, or plans designed to comply with Rule 10b5-1(c) of the Securities Exchange Act of 1934;
•such contract, instruction or plan, or any amendment thereto, has been reviewed and approved by the Securities Compliance Officer prior to being executed;
•if such contract, instruction or plan is being entered into by a director or an “officer,” as defined under Rule 16a-1(f) promulgated under Section 16 of the Securities Exchange Act of 1934 (a “Section 16 Reporting Person”), the contract, instruction or plan is entered into prior to the first trade scheduled to be made under such contract, instruction or plan by a number days equal to the earlier of (i) 120 days and (ii) the later of (a) 90 days and (b) the number of days that is two business days after the Company files its Form 10-Q or 10-K for the quarter in which such plan is entered into; and
•if such plan is being entered into by an employee that is not a Section 16 Reporting Person, the contract, instruction or plan is entered into at least 30 days prior to the first trade scheduled to be made under such contract, instruction or plan.

Employees who are not Section 16 Reporting Persons are generally required to use the Company’s designated broker for Approved 10b5-1 Plans.
The General Counsel may impose such other conditions on the implementation and operation of an Approved 10b5-1 Plan as the General Counsel deems necessary or advisable.
An individual may only modify an Approved 10b5-1 Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of an Approved 10b5-1 Plan are subject to pre-approval by the General Counsel.
The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under an Approved 10b5-1 Plan if the General Counsel or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.
Compliance of an Approved 10b5-1 Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Approved 10b5-1 Plan are the sole responsibility of the person initiating the Approved 10b5-1 Plan, and none of the Company, the General Counsel, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a 10b5-1 plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, an Approved 10b5-1 Plan.
Additional Guidance.
Whether or not you have inside information, you should also not engage in any of the following activities with respect to securities of the Company:
•Short Sales. This involves the sale of securities that you do not own, i.e., borrowed securities, or that you own but with delayed delivery, i.e., short sales “against the box”.
•Publicly Traded Options. Examples include puts, calls and other derivative contracts or transactions, on an exchange or in any other organized market.
•Hedging Transactions. This involves transactions of the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.
•Margin Accounts and Pledges. This means borrowing from a brokerage firm, bank or other entity in order to purchase Company securities.
Unauthorized Disclosure. Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment with (or service to) the Company as confidential and proprietary to the Company. Employees should treat all corporate information with discretion and discuss confidential data only with those Company employees who have a right and a need to know. In particular, do not discuss confidential information with relatives, friends or acquaintances. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals. Please consult the Company’s Code of Conduct and Ethics for the list of authorized individuals.
In addition, you are prohibited at all times from posting any information about the Company, its products or product candidates, its collaborators, suppliers, clinical investigators, patients, competitors or others, as well as any other “material” nonpublic information, in any internet discussion group. This includes, but is not limited to, social media platforms, internet message boards or chat rooms.
Designated Broker. You must hold all securities issued to you by the Company in an account established under your name with the Company’s designated broker who, as of the date that this policy was adopted. This includes any options, RSUs, shares purchased under any employee stock purchase plan, or any shares of common stock received upon the exercise of any options or the vesting of any RSUs. The Company generally does not permit transfer of any such securities to a personal broker.
Blackout Periods and Other Procedures.
Event-Specific Blackouts. From time to time, an event may occur that is material to the Company. These event-specific blackouts may apply to only a few individuals with knowledge of the material nonpublic information, or all employees and directors, such as in the event of impending material data from a clinical study. As long as the event remains material and nonpublic, anyone who is subject to the event-specific blackout or otherwise designated by the General Counsel may not trade in the Company’s securities. In the event of an event-specific blackout that is not applicable to all employees and directors, the existence of such event-specific blackout will not be announced, other than to those who are subject to the event-specific blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person, including persons outside the Company. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.
Pre-Clearance Procedure. All directors and employees at the level of Vice President and above must pre-clear all transactions in the Company’s securities with the Company’s General Counsel. In addition, the General Counsel may designate additional individuals who must also pre-clear their transactions. The General Counsel may not trade in Company securities unless the Principal Financial Officer has approved the trade in accordance with the procedures set forth in this Addendum.
Penalties for Noncompliance.
The consequences of insider trading can be severe. Both the SEC and the Financial Industry Regulatory Authority (FINRA) investigate, and are very effective in detecting, insider trading. The SEC, together with the Department of Justice, pursues insider trading violations vigorously. Cases have been prosecuted successfully against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal, whether or not your failure to comply with this Policy results in a violation of law.
Because trading is always judged after the fact with the benefit of hindsight, any uncertainty concerning the materiality of particular information should be resolved in favor of materiality. In other words, in case of doubt, you should not trade.
Reporting & Enforcement.
Violations of the Policy. Anyone who violates this Policy or securities laws may be disciplined, including termination of employment and/or his or her business relationship with the Company, in accordance with local legal requirements. Certain violations of this Policy may be violations of the law, which may result in civil or criminal penalties.
Report Violations. Anyone who violates this Policy or knows of any such violation must promptly report it to the General Counsel.
Questions.
It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact the General Counsel or such individual’s designee, who is referred to in this Policy as the Company’s General Counsel.
Modification.
The Company is committed to continuously reviewing and updating our policies, and therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.

ADDENDUM TO INSIDER TRADING POLICY PRE-CLEARANCE PROCEDURES
As provided in the Policy, no director, employee at the level of Vice President or above, and such other individuals designated by the General Counsel may trade in Company securities unless they have satisfied the requirements of this Addendum.
1.The person wishing to trade must send an email to [***] with the following information regarding the proposed trade:
a.Type of security to be traded
b.Type of trade (purchase or sale)
c.The proposed date of the transaction
d.Number of shares or other securities to be traded
The General Counsel will endeavor to respond to all requests within five (5) business days. All approved trades must be executed within five (5) business days of approval, after which new approval must be obtained.
2.The General Counsel may approve in whole, approve in part, or deny the requested trade via email. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.
In addition, person must execute a certification that he or she is not aware of material nonpublic information about the Company. In the event the person wishing to trade becomes of aware of any material nonpublic information between the time of his or her request and when the trade is effected, they must immediately notify the General Counsel. The General Counsel may rescind any previously granted approval.
Pre-clearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law. None of the Company, the General Counsel, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

ACKNOWLEDGEMENT OF INSIDER TRADING POLICY
I have received and read a copy of the Insider Trading Policy (including the Addendum) (“Policy”) of Arcus Biosciences, Inc. and its subsidiaries (collectively, the “Company”). I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with the Company and for such period of time after termination of my service as provided in the Policy. I understand that my failure to comply in all respects with the Policy is a basis for termination of my employment or other service relationship with the Company.

Signature:         Printed Name:         Date: